Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release Date: May 5, 2009	Contact: Media Teresa Souza 915/543-5823	Investor Relations: Steve Busser 915/543-5983 Rachelle Williams 915/543-2257

El Paso Electric Announces First Quarter Financial Results

Overview

For the first quarter 2009, EE reported net income of $9.6 million, or $0.21 basic and diluted earnings per share. In the first quarter of 2008, EE reported net income of $14.5 million, or $0.32 basic and diluted earnings per share.

“A significant reduction in margins from off-system sales and an increase in interest expense were the primary factors that resulted in a 34% decline in first quarter 2009 earnings” said David W. Stevens, Chief Executive Officer. “From an operational perspective, we are pleased to see that due to Palo Verde’s improved performance the NRC returned all three units of the plant to routine inspection and oversight.”

Earnings Summary

The table and explanations below present the major factors affecting 2009 net income relative to 2008 net income.

	Quarter Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS
March 31, 2008		$14,488	$0.32
Changes in:
Deregulated Palo Verde Unit 3 proxy market pricing	$1,340	844	0.02
Fossil fuel plant O&M	1,193	752	0.02
Transmission wheeling revenues	1,028	648	0.01
Depreciation and amortization	938	590	0.01
Retained margins on off-system sales	(6,220)	(3,918)	(0.09)
Interest on long-term debt	(3,819)	(2,406)	(0.05)
Impairments of equity securities in nuclear decommissioning trusts	(1,768)	(1,414)	(0.03)
Retail non-fuel base revenue	(1,773)	(1,117)	(0.02)
Other		1,142	0.02

March 31, 2009		$9,609	$0.21

First Quarter 2009

Earnings for the quarter ended March 31, 2009 when compared to the same period last year, were positively affected by:

•	Increased retail sales of deregulated Palo Verde Unit 3 power as the unit did not operate for three weeks in January 2008 due to its refueling and replacement of steam generators.

•

Lower O&M costs at our fossil-fueled generating plants as more planned major maintenance was performed in the first quarter 2008 (Newman Unit 3, Four Corners Unit 5, and Copper generating units) than was performed in the first quarter 2009 (Rio Grande Unit 8 and Newman Unit 4 generating units).

•	Increased revenues for transmission wheeling in 2009 largely due to increased wheeling of power in Arizona.

•	Lower depreciation and amortization due to completing the amortization of certain fair value adjustments in December 2008.

Earnings for the quarter ended March 31, 2009 when compared to the same period last year were negatively affected by:

•	Lower retained margins on off-system sales, primarily due to reduced margins per MWh. Retained margins were also affected by a 4.9% decrease in MWh sales.

•

Increased interest expense on long-term debt as a result of the June 2008 issuance of $150 million of 7.5% Senior Notes and higher interest rates on auction rate pollution control bonds partially offset by lower interest rates on the revolving credit facility. The auction rate pollution control bonds were refunded and reissued at a fixed interest rate of 7.25% on March 26, 2009.

•	Increase in impairments of equity securities in our Palo Verde decommissioning trust funds.

•	Lower retail non-fuel base revenues resulting from declines in sales to residential and large commercial and industrial customers.

El Paso Electric • P.O. Box 982 • El Paso, Texas  79960

Retail Non-fuel Base Revenues

Retail non-fuel base revenues decreased by $1.8 million, pre-tax, or 1.7% in the first quarter of 2009 compared to the same period in 2008 reflecting a weather-related decline in sales to residential and small commercial and industrial customers and a recession-related decline in sales to large commercial and industrial customers. Kilowatt-hour sales to large commercial and industrial customers in the first quarter of 2009 decreased approximately 18% compared to the same quarter in 2008, reflecting the impact of the recession on our service territory economy. Kilowatt-hour sales for residential and small commercial and industrial customers declined relative to 2008, primarily as a result of milder winter weather in 2009, partially offset by increased kWh sales and revenues from a 1.6% increase in the average number of customers served. Heating degree days in 2009 were 14% below 2008 and the 10-year average. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 8 of the Release.

Palo Verde Operations

We own approximately 633 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde Nuclear Generating Station. The operation of Palo Verde not only affects our ability to make off-system sales but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operation and maintenance expenses. Palo Verde generation accounted for over 68% of total Company generation in the first quarter of 2009 and 64% of total Company generation in the first quarter of 2008. Megawatt-hours (MWh) generated by Palo Verde increased 7.3% in the first quarter of 2009 compared to the same period in 2008. In the first quarter of 2009, Palo Verde operation and maintenance expenses decreased $0.4 million, pre-tax, or 2.0% compared to the first quarter of 2008.

In February 2007, the Nuclear Regulatory Commission (NRC) placed Palo Verde Unit 3 in the “multiple/repetitive degraded cornerstone” column of the NRC’s action matrix which resulted in an enhanced NRC inspection regimen for the entire plant. Operating costs at all three units increased in response to the enhanced inspection regimen by the NRC and associated corrective actions. On March 24, 2009, the NRC announced that it is removing Palo Verde Unit 3 from the “multiple/repetitive degraded cornerstone” column and returning all three units of the plant to routine inspection and oversight. This notification follows the NRC’s completion of its inspections of the corrective actions taken by Palo Verde to address performance deficiencies. The NRC also closed the confirmatory action letter that outlined the performance deficiencies and associated corrective actions.

Off-system Sales

We make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows off-system sales in MWh and the pre-tax margins realized and retained by us from sales for the quarter ended March 31, 2009 and 2008:

	Quarter Ended March 31,
	2009	2008
MWh sales	1,058,403	1,112,686
Total margins (in thousands)	$6,722	$14,983
Retained margins (in thousands)	$5,043	$11,263

For the quarter ended March 31, 2009, retained margins from off-system sales decreased approximately $6.2 million, pre-tax, over the corresponding period in 2008 due primarily to reduced margins per MWh as a result of lower average market prices for power and a 4.9% decrease in MWh sales. The table below shows on a per MWh basis, pre-tax revenues, costs and margins from off-system sales for 2009 and 2008.

El Paso Electric • P.O. Box 982 • El Paso, Texas  79960

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Pre-Sharing Average Margin Per MWh
March 31, 2008	$66.07	$52.60	$13.47
March 31, 2009	$36.49	$30.13	$6.36

Capital and Liquidity

We continue to maintain a strong capital structure. At March 31, 2009, common stock equity represented 45.5% of our permanent capitalization (common stock equity, long-term debt, financing obligations, and the current portion of long-term debt and financing obligations). At March 31, 2009, we had a balance of $102.0 million in cash and cash equivalents, most of which was invested in federally insured accounts.

Cash flows from operations for the three months ended March 31, 2009 increased $25.1 million to $67.6 million from $42.5 million in the corresponding period in 2008. The primary factor affecting the increased cash flow was the collection of deferred fuel revenues in 2009. The collection of deferred fuel revenues included the over-recovery of fuel costs by $23.4 million in 2009 and the collection of $12.3 million of deferred fuel revenues, including interest, through two fuel surcharges implemented in 2008. At March 31, 2009, we had a fuel under-recovery balance of $12.2 million, including $10.5 million in Texas and $1.7 million in New Mexico. At December 31, 2008, we had a fuel under-recovery balance of $46.9 million, including $39.2 million in Texas and $7.7 million in New Mexico. The current period fuel over-recoveries in Texas are the result of a significant decline in natural gas prices since the current Texas fixed fuel factor was implemented in October 2008. At current gas prices, we expect to continue to over-recover fuel costs until the Texas fixed fuel factor is revised. As a result, on April 23, 2009, we received approval from the Public Utility Commission of Texas to terminate our remaining fuel surcharge effective May 2009 as the remaining balance of fuel under-recoveries are expected to be recovered through current period fuel over-recoveries assuming current natural gas price levels.

During the three months ended March 31, 2009, our primary capital requirements were for the construction and purchase of electric utility plant and purchases of nuclear fuel. Capital requirements for new electric plant were $47.3 million for the three months ended March 31, 2009 compared to $44.0 million for the three months ended March 31, 2008. Cash flows from operations funded all of our capital requirements through the first quarter of 2009.

On March 26, 2009, we completed a refunding of our $100.6 million auction rate pollution control bonds by issuing two new pollution control bonds totalling $100.6 million at a fixed interest rate of 7.25%. The bonds are unsecured and will mature in 2040.

We finance our nuclear fuel inventory through a trust that borrows under our $200 million credit facility to acquire and process the nuclear fuel. Borrowings under the credit facility for nuclear fuel were $102.7 million as of March 31, 2009 and $95.6 million as of March 31, 2008. Up to $120 million of the credit facility may be used to finance nuclear fuel. Amounts not drawn for nuclear fuel are available for general corporate purposes. We believe that we will have adequate liquidity through our current cash balances, cash from operations, and our credit facility to meet all of our anticipated cash requirements through 2009 based on current projections.

No shares of common stock were repurchased during the first quarter of 2009. As of March 31, 2009, approximately 1,521,366 shares remain available for repurchase under the currently authorized program.

El Paso Electric • P.O. Box 982 • El Paso, Texas  79960

2009 Earnings Guidance

We have revised our earnings guidance for 2009 to a range of $1.00 to $1.50 per basic share from the previous guidance of $1.00 to $1.60 per basic share. The upper end of guidance was revised down to reflect lower revenue growth associated with the continuing effects of the economic downturn on our service territory.

Conference Call

A conference call to discuss first quarter 2009 earnings is scheduled for 10:30 a.m. Eastern Time, May 5, 2009. The dial-in number is 866-282-2803 with a conference ID of 1351097. The conference leader will be Scott Wilson, Executive Vice President, Chief Financial and Administrative Officer of EE. A replay will run through May 19, 2009 with a dial-in number of 866-837-8032 and a conference ID of 1351097. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iii) unanticipated increased costs associated with scheduled and unscheduled outages; (iv) the size of our construction program and our ability to complete construction on budget and on a timely basis; (v) costs at Palo Verde; (vi) deregulation of the electric utility industry; (vii) possible increased costs of compliance with environmental or other laws, regulations and policies; (viii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (ix) uncertainties and instability in the financial markets and the resulting impact on EE’s ability to access the capital and credit markets; (x) uncertainties and instability in the general economy and the resulting impact of EE’s sales and profitability; and (xi) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas  79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended March 31, 2009 and 2008

(In thousands except for per share data)

(Unaudited)

	2009	2008	Variance
Operating revenues, net of energy expenses:
Base revenues	$102,345	$104,205	$(1,860	) (a)
Off-system sales margins, net of sharing	5,043	11,263	(6,220)
Deregulated Palo Verde Unit 3 proxy market pricing	5,594	4,254	1,340
Other	5,763	4,229	1,534

Operating Revenues Net of Energy Expenses	118,745	123,951	(5,206)

Other operating expenses:
Other operations and maintenance	40,938	42,188	(1,250)
Palo Verde operations and maintenance	21,737	22,142	(405)
Taxes other than income taxes	12,517	11,778	739
Other income (deductions)	(1,589)	(1,142)	(447)

Earnings Before Interest, Taxes, Depreciation and Amortization	41,964	46,701	(4,737	) (b)

Depreciation and amortization	17,679	18,617	(938)
Interest on long-term debt	13,924	10,105	3,819
AFUDC and capitalized interest	4,521	3,963	558
Other interest expense	170	212	(42)

Income Before Income Taxes	14,712	21,730	(7,018)

Income tax expense	5,103	7,242	(2,139)

Net Income	$9,609	$14,488	$(4,879)

Basic Earnings per Share	$0.21	$0.32	$(0.11)

Diluted Earnings per Share	$0.21	$0.32	$(0.11)

Weighted average number of shares outstanding	44,904	45,074	(170)

Weighted average number of shares and dilutive potential shares outstanding	44,938	45,304	(366)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $15.4 million and $16.1 million in 2009 and 2008, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Three Months Ended March 31, 2009 and 2008

(In thousands and Unaudited)

	2009	2008
Cash flows from operating activities:
Net income	$9,609	$14,488
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	17,679	18,617
Deferred income taxes, net	(4,222)	4,281
Other	8,717	8,413
Change in working capital items:
Net recovery (deferral) of fuel revenues	34,679	(2,035)
Other	1,163	(1,248)

Net cash provided by operating activities	67,625	42,516

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(47,262)	(43,966)
Cash additions to nuclear fuel	(13,631)	(15,048)
Proceeds from sale of investments in debt securities	—	16,000
Decommissioning trust funds	(1,782)	(3,139)
Other	(2,368)	(5,177)

Net cash used for investing activities	(65,043)	(51,330)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	238
Repurchase of treasury stock	—	(9,892)
Financing obligations	9,019	25,582
Other	(1,281)	(365)

Net cash provided by (used for) financing activities	7,738	15,563

Net increase in cash and cash equivalents	10,320	6,749

Cash and cash equivalents at beginning of period	91,642	4,976

Cash and cash equivalents at end of period	$101,962	$11,725

Cash interest payments	$10,536	$3,839

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2009 and 2008

Sales and Revenues Statistics

			Increase (Decrease)
	2009	2008	Amount	Percentage
MWh sales:
Retail:
Residential	489,629	505,448	(15,819)	(3.1%)
Commercial and industrial, small	473,287	478,259	(4,972)	(1.0%)
Commercial and industrial, large	222,997	273,406	(50,409)	(18.4%)
Public authorities	315,049	314,474	575	0.2%

Total retail sales	1,500,962	1,571,587	(70,625)	(4.5%)

Wholesale:
Sales for resale	10,394	9,879	515	5.2%
Off-system sales	1,058,403	1,112,686	(54,283)	(4.9%)

Total wholesale sales	1,068,797	1,122,565	(53,768)	(4.8%)

Total MWh sales	2,569,759	2,694,152	(124,393)	(4.6%)

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$40,191	$41,110	$(919)	(2.2%)
Commercial and industrial, small	37,664	37,604	60	0.2%
Commercial and industrial, large	7,806	8,669	(863)	(10.0%)
Public authorities	16,377	16,428	(51)	(0.3%)

Total retail non-fuel base revenues	102,038	103,811	(1,773)	(1.7%)
Wholesale:
Sales for resale	307	394	(87)	(22.1%)

Total non-fuel base revenues	102,345	104,205	(1,860)	(1.8%)
Fuel revenues:
Recovered from customers during the period (a)	50,461	38,614	11,847	30.7%
Under (over) collection of fuel	(23,356)	2,035	(25,391)	—
New Mexico fuel in base rates	15,360	16,094	(734)	(4.6%)

Total fuel revenues	42,465	56,743	(14,278)	(25.2%)
Off-system sales	38,617	73,517	(34,900)	(47.5%)
Other	7,009	5,775	1,234	21.4%

Total operating revenues	$190,436	$240,240	$(49,804)	(20.7%)

Off-system sales (in thousands):
Gross margins	$6,722	$14,983	$(8,261)	(55.1%)
Retained margins	5,043	11,263	(6,220)	(55.2%)

Average number of retail customers:
Residential	323,781	318,358	5,423	1.7%
Commercial and industrial, small	35,785	35,390	395	1.1%
Commercial and industrial, large	48	53	(5)	(9.4%)
Public authorities	4,938	4,864	74	1.5%

Total	364,552	358,665	5,887	1.6%

Number of retail customers (end of period):
Residential	324,487	319,014	5,473	1.7%
Commercial and industrial, small	35,823	35,594	229	0.6%
Commercial and industrial, large	48	53	(5)	(9.4%)
Public authorities	4,933	4,876	57	1.2%

Total	365,291	359,537	5,754	1.6%

Weather statistics			10 Yr Average
Heating degree days	1,030	1,191	1,199
Cooling degree days	37	24	17

(a)	Excludes $12.3 million for 2009 of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2009 and 2008

Generation and Purchased Power Statistics

			Increase (Decrease)
	2009	2008	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,353,084	1,261,528	91,556	7.3%
Four Corners	199,390	151,983	47,407	31.2%
Gas plants	431,524	573,076	(141,552)	(24.7%)

Total generation	1,983,998	1,986,587	(2,589)	(0.1%)
Purchased power	712,174	848,383	(136,209)	(16.1%)

Total available energy	2,696,172	2,834,970	(138,798)	(4.9%)
Line losses and Company use	126,413	140,818	(14,405)	(10.2%)

Total MWh sold	2,569,759	2,694,152	(124,393)	(4.6%)

Palo Verde capacity factor	100.7%	92.4%	8.3%
Four Corners capacity factor	89.0%	66.5%	22.5%

El Paso Electric Company and Subsidiary

Financial Statistics

At March 31, 2009 and 2008

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2009	2008
Cash and cash equivalents	$101,962	$11,725

Common stock equity	$702,094	$665,716
Long-term debt, net of current portion	739,663	590,901
Financing obligations, net of current portion	71,728	76,372

Total capitalization	$1,513,485	$1,332,989

Current portion of long-term debt and financing obligations	$30,943	$19,225

Number of shares—end of period	44,923,710	44,718,653

Book value per common share	$15.63	$14.89

Common equity ratio	45.46%	49.23%
Debt ratio	54.54%	50.77%